UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 9, 2026
Encompass Health Corporation
(Exact name of Registrant as specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(IRS Employer Identification No.)

9001 Liberty Parkway, Birmingham, Alabama 35242
(Address of Principal Executive Offices, Including Zip Code)
(205) 967-7116
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.     Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EHC	New York Stock Exchange

Item 1.01. Entry into a Material Definitive Agreement.
On March 9, 2026 (the “Closing Date”), Encompass Health Corporation (the “Company”) entered into the Credit Agreement (the “2026 Credit Agreement”), by and among the Company, certain of its subsidiaries, as guarantors, Truist Bank, as administrative agent and collateral agent, and various other lenders. In connection with the execution of the 2026 Credit Agreement, the Company paid off all outstanding amounts, and terminated the commitments, as of the Closing Date, under the Sixth Amended and Restated Credit Agreement, dated October 7, 2022 (the “2022 Credit Agreement”), by and among the Company, certain of its subsidiaries, as guarantors, Barclays Bank PLC, as administrative agent and collateral agent (“Barclays”), and various other lenders. The terms of the 2026 Credit Agreement are substantially the same as the terms of the 2022 Credit Agreement, except that (i) the maturity date is March 9, 2031, rather than October 7, 2027, (ii) the fee for the undrawn portion of the revolving loan commitment is lower by 5 basis points, (iii) certain limitations on the ability of the Company and its subsidiaries to make investments, incur debt or liens, or make restricted payments have been relaxed, (iv) the 0.10% adjustment to interest payable on Term SOFR Borrowings was eliminated, and (v) the swingline loan sublimit has been increased from $25 million to $40 million (the “Swingline Subfacility”).
In summary, the 2026 Credit Agreement provides for a revolving credit facility of $1 billion, including a $260 million letter of credit subfacility and the Swingline Subfacility. The 2026 Credit Agreement also includes an accordion feature providing that the Company, the administrative agent and one or more lenders may on one or more occasions, and without the consent of any other lender, amend the agreement to create term loans of one or more additional classes or increase the existing revolving commitments in the aggregate by the greater of (x) $1.4 billion and (y) 100% of Adjusted Consolidated EBITDA for the trailing four quarter period, plus additional amounts so long as after giving effect thereto on a pro forma basis the Senior Secured Leverage Ratio is not greater than 3.50:1.00. In the 2026 Credit Agreement, the Company covenants to maintain at least a minimum Interest Coverage Ratio of 3.00:1.00 and, except in the case of a Significant Acquisition, to not exceed a maximum Leverage Ratio (after netting cash on hand) of 4.50:1.00. The Company’s obligations under the 2026 Credit Agreement are secured by the current and future personal property of the Company and its subsidiary guarantors, which, in general, are the Company’s wholly-owned subsidiaries except those subsidiaries that do not individually account for more than $10 million of Adjusted Consolidated EBITDA or Consolidated Total Assets and those subsidiaries, the sole asset of which is a joint venture equity interest. Additionally, the Company terminated its existing collateral and guarantee agreement with Barclays and entered into the Collateral and Guarantee Agreement (the “2026 Collateral and Guarantee Agreement”), by and among the Company, certain of its subsidiaries, and Truist Bank, as collateral agent, which provides for similar terms in all material respects.
As of March 9, 2026, the Company had drawn $250.0 million on the revolving credit facility under the 2026 Credit Agreement to repay in full and retire the remaining amounts outstanding under the 2022 Credit Agreement and $53.6 million on the new letter of credit subfacility.
Capitalized terms not defined in this Current Report on Form 8-K shall have the meaning assigned in the 2026 Credit Agreement. The descriptions of the provisions of the 2026 Credit Agreement and the 2026 Collateral and Guarantee Agreement are summary in nature and are qualified in their entirety by reference to the full and complete terms of the definitive agreements. Copies of the 2026 Credit Agreement and the 2026 Collateral and Guarantee Agreement are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.
Some of the lenders under the 2026 Credit Agreement and certain of their affiliates have engaged, and in the future may engage, in investment banking transactions, including securities offerings, and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business and otherwise for which they have received, and will in the future receive, customary fees.
Item 1.02. Termination of a Material Definitive Agreement.
As disclosed in Item 1.01 of this Current Report on Form 8-K, on March 9, 2026, the Company terminated the 2022 Credit Agreement and the Second Amended and Restated Collateral and Guarantee Agreement, dated November 25, 2019, by and among the Company, certain of its subsidiaries, and Barclays, as collateral agent.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.
(d)    Exhibits
10.1    Credit Agreement, dated March 9 2026, by and among Encompass Health Corporation, certain of its subsidiaries, Truist Bank, as administrative agent and collateral agent, and various other lenders.
10.2    Collateral and Guarantee Agreement, dated March 9, 2026, by and among Encompass Health Corporation, certain of its subsidiaries, Truist Bank, as administrative agent and collateral agent, and various other lenders.
104    Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCOMPASS HEALTH CORPORATION
By:	/S/ Patrick Darby
	Name:	Patrick Darby
	Title:	Executive Vice President, General Counsel and Corporate Secretary
Dated: March 10, 2026